UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2008

AMERICAN RAILCAR INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

000-51728	43-1481791
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Clark Street, St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)
(636) 940-6000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information set forth in Item 5.02 below is incorporated by reference into this Item 1.01.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement. On September 12, 2008, American Railcar Industries, Inc. (the “Company”) entered into an employment agreement with Mr. Dale C. Davies to serve the Company as Senior Vice President, Chief Financial Officer and Treasurer (the “Agreement”). Prior to entering into the Agreement, Mr. Davies served the Company in that role on an at-will basis since June 16, 2008. The term of Mr. Davies’ Agreement began on September 1, 2008, and will continue through September 1, 2011 (the “Expiration Date”), unless earlier terminated pursuant to the Agreement. A copy of the Agreement is filed as Exhibit 10.56 to this current report on Form 8-K and is incorporated by reference into this Item 5.02. The description of the Agreement herein is qualified in its entirety by reference to the text of the Agreement.
     Under the terms of the Agreement, Mr. Davies receives a base salary at an annual rate of $185,000 per year. Mr. Davies is also entitled to an annual bonus for each calendar year of employment ending on or after December 31, 2008 of up to 50% of his then applicable base salary, provided certain objective performance targets for the Company, to be established by the Board of Directors of the Company for each such year, are achieved.
     Mr. Davies is entitled to receive healthcare, group term life insurance, group long-term disability insurance, 401(k) participation, vacation, and other similar employee benefits the Company generally provides to its senior employees. In addition, he will be reimbursed for the reasonable use of an automobile on terms consistent with other senior employees of the Company.
     The Agreement shall terminate and Mr. Davies’ employment with the Company shall end upon his death or disability, if the Company discharges Mr. Davies with or without cause (as defined in the Agreement), or if Mr. Davies resigns for good reason (as defined in the Agreement). The Company may discharge Mr. Davies at any time with or without cause (as defined in the Agreement).
     If Mr. Davies’s employment is terminated due to death or disability, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year.
     If Mr. Davies is terminated without cause (as defined in the Agreement) or if he terminates the Agreement for good reason (as defined in the Agreement), he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year and (iv) a continuation of the payment of the base salary he would have earned through the Expiration Date had he continued to be employed by the Company through such date. The Company shall be entitled to an offset of the continuation payments under clause (iv) above on account of any remuneration or other benefit attributable to any subsequent employment that Mr. Davies may obtain.
     Mr. Davies’ employment agreement contains non-competition and non-solicitation provisions that prohibit him from directly or indirectly competing with us during the term of his employment and generally for a one-year period thereafter. Mr. Davies’ employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.
Stock Appreciation Rights. On September 12, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of the Company granted awards of stock appreciation rights (“SARs”) to Mr. Davies pursuant to the Company’s 2005 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Committee granted 4,500 SARs to Mr. Davies.
One half of the SARs issued to Mr. Davies vest in 25% increments on the first, second, third and fourth anniversaries of the grant date. The remaining one half of such SARs similarly vest in 25% increments on the first, second, third and fourth anniversaries of the grant date, but only if the closing price of the Company’s common stock achieves a specified price target during the preceding calendar year for twenty trading days during any sixty day trading day period. If the Company’s common stock does not achieve the specified price target during any such calendar year, the applicable portion of these performance-based SARs will not vest. Mr. Davies must further remain employed by the Company through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years.
The SARs will be settled in cash and have an exercise price of $16.46, the closing price of the Company’s common stock on the date of grant. Upon the exercise of any SAR, the Company shall pay the holder, in cash, an amount equal to the excess of (A) the aggregate fair market value in respect of which the SARs are being exercised, over (B) the aggregate exercise price of the SARs being exercised. The SARs are subject in all respects to the terms and conditions of the Equity Incentive Plan and the Stock Appreciation Rights Agreement evidencing the grant, which contain non-solicitation, non-competition and confidentiality provisions.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description
10.56	Employment Agreement between American Railcar Industries, Inc. and Dale C. Davies, dated as of September 12, 2008.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 12, 2008	AMERICAN RAILCAR INDUSTRIES, INC.
	By:	/s/ James J. Unger
		Name:	James J. Unger
		Title:	President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.56	Employment Agreement between American Railcar Industries, Inc. and Dale C. Davies, dated as of September 12, 2008.